Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of DXP Enterprises, Inc. on Form 10‑K for the year ended December 31, 2015.  We consent to the incorporation by reference of said reports in the Registration Statements of DXP Enterprises, Inc. on Forms S-8 (File No. 333-134606, File No. 333-123698, File No. 333-92875 and File No. 333-92877) and on Forms S-3 (File No. 333-134603 and File No. 333-188907).

/s/ GRANT THORNTON LLP
Houston, Texas

February 29, 2016